Exhibit 99.1

L-3 Agrees to Acquire Implant Sciences Explosives Trace Detection Assets

– Leader in the Design and Manufacture of Explosives Trace Detection (ETD) Systems and Sensors for Homeland Security and Defense Markets –

Wilmington MA, October 10, 2016 – Implant Sciences (IMSC) announced today that it has entered into an asset purchase agreement to sell the explosives trace detection (ETD) assets to  L-3 Communications (NYSE:LLL) for $117.5 million in cash, plus the assumption of specified liabilities. Following the proposed acquisition, the assets will be integrated into L-3’s Security & Detection Systems division within its Electronic Systems segment.

Pursuant to the terms of the agreement, L-3 will acquire the worldwide rights to the QS-B220 desktop and the QS-H150 handheld ETD systems as well as all other product and technology assets of Implant Sciences. Over 5,000 of IMSC’s non-radioactive ion mobility spectrometry systems have been deployed in more than 70 nations for aviation security, infrastructure protection, mass transit security, military operations, VIP protection, and corporate security. The company's ETD systems have received approvals and certifications from several international regulatory agencies including the US Transportation Security Administration (TSA), the European Civil Aviation Commission (ECAC) and the Ministry of Public Safety in China. In September 2016, the TSA placed a delivery order for an additional 1,353 of the QS-B220 systems and related supplies.

“Implant Sciences’ innovative technology has resulted in the development and deployment of leading-edge Explosives Trace Detectors. Our pioneering efforts in the use of non-radioactive ionization methods provide a flexible and expandable technology platform and have enabled our products to rapidly penetrate the aviation security market and truly become a market leader,” stated Dr. William McGann, Implant Sciences’ CEO. “We are excited about the opportunity to participate in L-3’s growth vision with our technology, products, and solutions.”

The asset purchase agreement constitutes L-3 as the lead bidder in a sale process being conducted under Section 363 of the U.S. Bankruptcy Code. As the bidder, L-3 will be entitled to a break-up fee and expense reimbursement in certain circumstances, including if it does not prevail as the successful bidder at any subsequent auction. L-3’s role as the lead bidder, and the sale itself, are subject to approval by the Bankruptcy Court.

In connection with the sale, IMSC and its subsidiaries today filed voluntary petitions under Chapter 11 of the US Bankruptcy Code in the Bankruptcy Court for the District of Delaware.  IMSC intends to seek and obtain customary relief from the bankruptcy court to permit it to continue to operate its business in the ordinary course without interruption during the sale period. In addition, IMSC has obtained commitments for debtor-in-possession financing of approximately $5.7 million, which is subject to approval of the court.

 The company intends to use the cash from the sale of the ETD asset to pay its creditors and continue on with the strategic plan as previously communicated to its shareholders.

IMSC is being advised by Chardan Capital markets LLC and Noble Financial Capital Markets as its financial advisors and Willkie Farr & Gallagher LLP as legal counsel.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The company's team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 70 countries worldwide. The company's ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., ECAC in Europe, CAAC and the Ministry of Public Safety in China, Russia FSB, STAC in France, and the German Ministry of the Interior. It has also received the 2015 GSN Airport/Seaport/Border Security Award for "Best Security Checkpoint”. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and any statements of employees, representatives and partners of Implant Sciences Corporation (the "Company") related thereto contain or may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.  Such statements are based on management’s current expectations and are subject to significant risks and uncertainties (many of which are beyond the Company’s control) that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to (i) the risk that the Company’s research and development plans may not lead to new products, or if such products are developed, that they will achieve market acceptance, (ii) the risk that DHS funding may not occur as planned, (ii) the risk that there is no guaranty that the Transportation Security Administration (TSA) or any other U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of the Company’s explosives detection products or that any new products the Company may develop will be accepted by the TSA or by such other governments, agencies or consumers, (iii) economic, political and other risks associated with international sales and operations could adversely affect the Company’s sales, (iv) the Company’s business is subject to intense competition and rapid technological change, and the Company’s ability to generate revenue and profit will depend on its ability to develop and introduce new products and (v) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.  In light of these risks and uncertainties, readers are cautioned that actual results may differ significantly from those described or anticipated in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

Contact:

Implant Sciences Corporation Investor Relations

Company Contact:

Glenn King

732-747-0702